Exhibit 99.1

Delek Logistics Partners, LP Announces Pricing of Public Offering of Common Units

BRENTWOOD, Tenn., Oct. 8, 2024 – Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) announced today the pricing of its underwritten public offering of 3,846,153 common units representing limited partner interests in Delek Logistics at $39.00 per unit. The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to the offering has also been filed with the SEC. Delek Logistics has granted the underwriters a 30-day option to purchase up to 576,922 additional common units. Delek Logistics intends to use the net proceeds from the offering (including any net proceeds from the underwriters’ exercise of their option to purchase additional common units) to redeem its outstanding convertible preferred units and to repay outstanding borrowings under its revolving credit agreement.

None of the common units offered in the offering will be purchased by Delek US Holdings, Inc. (“Delek Holdings”). As a result, Delek Holdings’ ownership of the outstanding Delek Logistics common units will decline from 70.4% prior to the offering (on an as-converted basis) to approximately 65.2% after the offering.

Avigal Soreq, our President and Chief Executive Officer, and certain other of our executives (collectively, the “Executives”), have indicated an interest in purchasing up to $300,000 of the common units offered in the offering at the price offered to the public. Because this indication is not a binding agreement or commitment to purchase, the Executives may elect not to purchase any units in the offering, or the underwriters may elect not to sell any units in the offering to the Executives.

The offering is expected to settle and close on October 10, 2024, subject to the satisfaction of customary closing conditions.

BofA Securities, Barclays, and RBC Capital Markets are acting as joint book-running managers for the offering. A copy of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from any of the underwriters, including BofA Securities at NC1-022-02-25 at 201 North Tryon Street, Charlotte, North Carolina 28255, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com; Barclays Capital Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Barclaysprospectus@broadridge.com, (888)-603-5847; and RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com; You may also obtain these documents for free when they are available by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

About Delek Logistics Partners, LP

Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline, transportation, and other services for its customers in crude oil, intermediates, refined products, natural gas, storage, wholesale marketing, terminalling, water disposal and recycling.

Delek Holdings (NYSE: DK) owns the general partner interest as well as a majority limited partner interest in Delek Logistics and is also a significant customer.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements regarding the closing of the offering and the anticipated use of the net proceeds therefrom. These statements may contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, are made as of the date they were first issued and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Delek Logistics’ control. Delek Logistics’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, market risks and uncertainties, including those which might affect the offering, and the impact of any natural disasters or public health emergencies. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in Delek Logistics’ filings and reports with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2023 and other reports and filings with the SEC.